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                                 [LETTERHEAD]

                                                                       EXHIBIT 5
                                August 30, 1996



Southern Pacific Funding Corporation
One Centerpointe Drive, Suite 500
Lake Oswego, Oregon 97035

          Re:  Senior Management Stock Options

Gentlemen:

As counsel for Southern Pacific Funding Corporation (the "Company"), we have participated in the preparation of the Registration Statement which is to be filed on Form S-8 under the Securities Act of 1933, as amended, relating to the offering of up to 1,294,800 shares of the Company's Common Stock (the "Shares") issuable upon the exercise of senior management stock options granted to certain executive officers of the Company pursuant to the 1995 Senior Management Stock Option Plan and Senior Management Stock Option Agreements (together, the "Plan"). We have also examined the proceedings taken and the instruments executed in connection with the issuance of the Shares.

It is our opinion that, when issued pursuant to the exercise of options under the Plan, as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                              Very truly yours,



                              FRESHMAN, MARANTZ, ORLANSKI,
                              COOPER & KLEIN
                              a professional corporation